Exhibit 99.2

          DONEGAL GROUP INC. ANNOUNCED OFFERING OF CLASS A COMMON STOCK


Ralph G. Spontak
Senior Vice President and Chief Financial Officer
Phone    (717) 426-1931
Fax      (717)426-7009

                                                        For Immediate Release



         MARIETTA, Pennsylvania, November 3, 2003 - Donegal Group Inc. (Nasdaq DGICA and DGICB) announced that it has filed a registration statement with the Securities and Exchange Commission relating to its proposed offering of up to 3,450,000 shares of Class A common stock. The exact terms of the offering, which will be made only by a prospectus, have not yet been disclosed. The book running manager of the offering is SunTrust Robinson Humphrey, and the co-lead manager is Legg Mason Wood Walker, Inc. The co-managers of the offering are Advest, Inc., and Cochran, Caronia & Co.

         The net proceeds of the offering will be used to fund recently announced acquisitions, increase the capital of Donegal Group Inc.'s insurance subsidiaries and for general corporate purposes.


         Donegal Group Inc. is a regional property-casualty insurance holding company currently doing business in 14 Mid-Atlantic and Southern states through its insurance subsidiaries, Atlantic States Insurance Company and Southern Insurance Company of Virginia.

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.


         Copies of the prospectus relating to the offering may be obtained, when available, from: SunTrust Robinson Humphrey at 3333 Peachtree Road, N.E. Atlanta, GA 330326 (404-926-5000); Legg Mason Wood Walker, Inc. at 100 Light Street, Baltimore, MD 21202 (410-539-0000); Advest, Inc. One Rockefeller Plaza, New York, NY 10020 (212-484-2900); and Cochran Caronia & Co., One South Wacker Drive, Chicago, IL 60606 (312-425-9335).